Exhibit 99.1

Enerpac Tool Group Announces Organizational Changes to Enhance Foundation for Growth and Value Creation

MILWAUKEE--(BUSINESS WIRE)--December 1, 2021--Enerpac Tool Group Corp. (NYSE: EPAC) (the “Company”) today announced it is taking steps to simplify its organizational structure. These actions are intended to create a more nimble and agile company and establish a strong foundation for growth. In connection with the changes, Jeff Schmaling, Executive Vice President and Chief Operating Officer, and Fabrizio (“Fab”) Rasetti, Executive Vice President, General Counsel and Secretary, will depart from the Company, effective December 10, 2021. James Denis, currently Assistant General Counsel, will serve as Acting General Counsel.

Paul Sternlieb, President and Chief Executive Officer, said, “Enerpac is laying a foundation for growth, built on our strong brands, global breadth, outstanding customer relationships, talented employees, and solid balance sheet. We are continuing our journey towards a high-performance organization, with an on-going process of simplifying, flattening, and realigning our organizational structure. This will allow us to create a nimbler company while ensuring we have the right capabilities to accelerate growth and generate shareholder value.”

Mr. Sternlieb continued, “Jeff and Fab have made significant contributions to Enerpac that have helped to reshape the Company. On behalf of the entire organization, we thank them for their service to Enerpac and wish them all the best.”

About Enerpac Tool Group

Enerpac Tool Group is a premier industrial tools and services company serving a broad and diverse set of customers in more than 100 countries. The Company’s businesses are global leaders in high pressure hydraulic tools, controlled force products and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group common stock trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.

Contacts

Bobbi Belstner
Senior Director of Investor Relations & Strategy
262.293.1912